Exhibit 10.16

EMPLOYMENT AGREEMENT

Panolam Industries International, Inc. (“Panolam”) and Stephen C. Feuring (“Executive”), agree that:

WHEREAS, Panolam desires that Executive perform services for the company and to enter into this Employment Agreement; and

WHEREAS, Executive desires to perform services for the company and to enter into this Employment Agreement;

THEREFORE, in consideration of the mutual covenants contained herein, Panolam and Executive agree as follows:

1.                                       Agreement to Employ.   Panolam agrees to employ Executive and Executive agrees to continue employment with the company.

2.                                       Term of Employment.   Panolam and Executive agree that Panolam shall employ Executive from the date of Executive’s execution of this Employment Agreement until either party desires to terminate the employment relationship in its sole discretion. Panolam and Executive agree that Executive is not entitled to continued employment for any specific period of time and that their employment relationship may be terminated by either party at any time, with or without notice.

3.                                       Position and Duties.   Executive shall serve as Vice President of Marketing & Sales and/or in such other position or positions as Panolam shall from time to time specify. Executive shall have duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which Executive serves or may serve and such duties, responsibilities and obligations as Panolam shall from time to time specify. Executive shall devote Executive’s full time to the services required by Panolam, except for vacation time and reasonable periods of absence due to sickness, personal injury or disability. Executive shall use Executive’s best efforts, judgment, skill and energy to advance the business and interests of Panolam.

4.                                       Compensation.   Executive shall be paid compensation including, but not limited to, annual base salary, bonus, fringe benefits, stock, stock options and/or other compensation as Panolam shall from time to time specify.

5.                                       Termination of Employment.   If Executive’s employment with Panolam terminates during the course of this Agreement, Executive may be entitled to Termination Benefits as set forth below, in addition to those accrued as of the date of termination. Termination Benefits payable upon Executive’s termination of employment shall be determined as follows:

A.                                   Termination For Cause: If Executive’s termination of employment results from a Termination for Cause, Executive shall not be entitled to the Termination Benefits set forth in this Agreement.

For purposes of this Employment Agreement, “Termination for Cause” means a termination of Executive’s employment by Panolam for any of the following reasons: (i) Executive is convicted or enters a plea of guilty or nolo contendere to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the business of Panolam or its affiliates; (ii) in the performance of Executive’s duties, or otherwise to the detriment of Panolam or its affiliates, Executive engages in: a) willful misconduct; b) willful or gross neglect; c) fraud; d) misappropriation; e) embezzlement; or f) theft; (iii) Executive willfully fails to adhere to the policies and practices of the company or to devote substantially all of Executive’s business time and effort to the affairs of the company; (iv) Executive breaches this Agreement in any material respect; (v) Executive is adjudicated in a civil suit to have committed, or acknowledges in writing, the commission of any theft, embezzlement, fraud or other intentional act of dishonesty involving any other person; or (vi) Executive willfully violates Panolam’s Protecting Confidentiality Information Policy, Panolam’s Conflicts of Interest Policy, or Panolam’s Business Ethics Policy.

B.                                     Other Terminations:  If Executive’s termination of employment results from Executive’s voluntary resignation or from Executive’s retirement, death, or disability, Executive shall not be entitled to the Termination Benefits described above.

C.                                     Termination Without Cause:  If Executive’s termination of employment results from a Termination Without Cause or Constructive Termination Without Cause, Executive shall be entitled to:

i.                                          six (6) months of severance pay at Executive’s annual salary in effect at the time of the termination, paid in equal installments according to Panolam’s normal payroll schedule; and

ii.                                       continued participation for six (6) months after the termination date, in all medical, dental, vision, hospitalization and life insurance coverages and in all other employee welfare benefit plans, programs and arrangements in which he or his family members were participating on the termination date, on terms and conditions that are no less favorable than those that applied on such date, provided that the Executive’s entitlements under this Section 5(C) shall expire to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer; and

iii.                                    a lump sum payment equal to the greater of the last three (3) annual bonuses paid to the Executive before the date of termination.

“Termination Without Cause” shall mean any termination of the Executive’s employment under this Agreement, other than termination in accordance with Sections 5(A) or 5(B) of this Agreement; “Termination Without Cause” accordingly includes any “Constructive Termination Without Cause.”  “Constructive Termination Without Cause” shall mean a termination by the Executive of his employment under this Agreement on 30 days’ written notice given by him to Panolam following the occurrence of any of the following events without the Executive’s express prior written consent, unless Panolam shall have fully cured all grounds for such termination within 20 days after the Executive gives notice thereof:

i.                                           any reduction in his Base Salary or Target Annual Bonus; or any material reduction in any employee benefit or perquisite enjoyed by him;

ii.                                        any material diminution in the Executive’s duties or responsibilities; or

ii.                                       relocation of Panolam’s principal office, or of the Executive’s own principal office as assigned to him by Panolam, to a location more than 50 miles from Shelton, Connecticut.

6.                                       Restrictive Covenants of Executive.   During any period in which the Executive is receiving benefits under Section 5 of this Agreement:

A.                                   Non-solicitation:  The Executive shall not directly or indirectly (A) solicit any of the Company’s employees to terminate employment with the Company or (B) interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

B.                                     Non-compete:  Executive hereby agrees not to directly or indirectly compete with the business of the Company. The term “not compete” as used herein shall mean that the Executive shall not own, manage, operate, consult or to be employed in a business that manufactures decorative surfacing products or laminate products substantially similar to, or competitive with, the present business of the Company or such other business activity in which the Company may substantially engage during the term of employment.

C.                                     Proprietary Information:  The Executive shall not willfully violate Panolam’s Protecting Confidentiality Information Policy, Panolam’s Conflicts of Interest Policy, or Panolam’s Business Ethics Policy.

7.                                       Other Terms And Conditions of Employment.   All other terms and conditions of Executive’s employment including, but not limited to, matters such as vacation time, eligibility for employee benefits, perquisites, performance reviews, and reimbursement for business expenses, shall be governed by Panolam’s employee handbook and/or any other existing policies and/or practices of the Company. Executive acknowledges that the Company’s policies and practices are subject to change at any time in the sole discretion of Panolam.

8.                                       Governing Law and Interpretation.   This Employment Agreement shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision.

9.                                       Amendment or Waiver.   No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically refers to this Agreement and is signed by the Parties. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing that specifically refers to the condition or provision that is being waived and is signed by the waiving Person.

The parties knowingly and voluntarily sign and enter into this Employment Agreement as of the date(s) set forth below:

PANOLAM INDUSTRIES		STEPHEN C. FEURING
INTERNATIONAL, INC.

/s/ Robert J. Muller		/s/ Stephen C. Feuring
Name:	Robert J. Muller
Title:	President and Chief Executive Officer

Date: September 19, 2007		Date: August 30, 2007